Exhibit (12)

               Opinion and Consent of McDermott Will & Emery, LLP


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September 17, 2004


The Phoenix Edge Series Fund
101 Munson Street
Greenfield, Massachusetts 01301

Re:   Merger of Phoenix-MFS Value Series into Phoenix-Oakhurst Value Equity
      Series


Ladies and Gentlemen:

We are acting as special tax counsel to The Phoenix Edge Series Fund, a Massachusetts business trust (the "Trust"), in connection with the reorganization (the "Reorganization") contemplated by the Form of Agreement and Plan of Reorganization (the "Agreement") made as of September 14, 2004, by and between the Trust on behalf of both the Phoenix-MFS Value Series (the "Merging Series"), a separate series of the Trust, and the Phoenix-Oakhurst Value Equity Series (the "Surviving Series"), another separate series of the Trust, and attached as Appendix A to the Pre-Effective Amendment No. 1 filed August 6, 2004, on Form N-14/A, to the registration statement filed June 23, 2004, with the Securities and Exchange Commission on Form N-14 (collectively, the "Registration Statement"). The Reorganization will consist of the transfer of all of the assets of the Merging Series to the Surviving Series in exchange solely for shares of the Surviving Series (together, the "Surviving Series Shares"), the assumption by the Surviving Series of all liabilities of the Merging Series, and the distribution of the Surviving Series Shares to the shareholders of the Merging Series in complete liquidation of the Merging Series, as provided in the Agreement.

In connection with rendering our opinion, we have examined the Agreement, the Registration Statement, the representation letter of the Trust and Phoenix Life Insurance Company dated September 15, 2004, and the representation letter of Phoenix Investment Counsel, Inc., dated July 2, 2004 (together, the "Representation Letters"), and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion.

In addition, we have assumed with your consent that (i) the Reorganization will be consummated in accordance with the provisions of the Agreement and in the manner contemplated in the Registration Statement, and none of the terms or conditions contained therein have been or will be modified in any respect relevant to this opinion; (ii) the statements concerning the Reorganization set forth in the Registration Statement and the other documents referred to herein are and, as of the effective time of the Reorganization, will be, true, accurate, and complete in all material respects; (iii) any representation or other statement in the Representation Letters or the other documents referred to herein made "to the best of the knowledge" or similarly qualified is


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The Phoenix Edge Series Fund
September 17, 2004
Page 2



and, as of the effective time of the Reorganization, will be, in each case, correct without such qualification; (iv) no actions have been, or will be, taken that are inconsistent with any representation or other statement contained in the Agreement, the Registration Statement, or the Representation Letters; and
(v) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be, by the effective time of the Reorganization) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

Other than obtaining the representations set forth in the Representation Letters, we have not independently verified any factual matters in connection with, or apart from, our preparation of this opinion. Accordingly, our opinion does not take into account any matters not set forth herein that might have been disclosed by independent verification. In the course of preparing our opinion, nothing has come to our attention that would lead us to believe that any of the facts, representations, or other information on which we have relied in rendering our opinion is incorrect.

Based on the foregoing, and subject to the assumptions, exceptions, limitations, and qualifications set forth herein, it is our opinion that, for U.S. federal income tax purposes, the Reorganization will qualify as a tax-free reorganization described in section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

Our opinion is based on the Code, Treasury Regulations, case law, and IRS rulings as they exist on the date hereof. Our opinion represents our best legal judgment as to the matter addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that this opinion, if contested, would be sustained by a court. Furthermore, the authorities on which we rely are subject to change either prospectively or retroactively, and any such change, or any variation or difference in the facts from those on which we rely and assume as correct, as set forth above, might affect the conclusion stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any changes or new developments in U.S. federal income tax laws or the application or interpretation thereof.

This opinion has been rendered to you solely for purposes of satisfying the requirement set forth in section 8.5 of the Agreement. This opinion letter (and the opinion expressed herein) may not be relied upon by you in any other manner or by any other person and may not be furnished to any other person without our prior written approval; provided, however, that in accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act of 1933 (the "Act"), we hereby consent to the use of our name under the heading "The Proposed Reorganization -- Federal Income Tax Consequences" in the Registration Statement and to the filing of this

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The Phoenix Edge Series Fund
September 17, 2004
Page 3



opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
MCDERMOTT WILL & EMERY LLP